Final Transcript
Thomson StreetEvents
Conference Call Transcript LUB - Q4 2007 Luby's, Inc. Earnings Conference Call Event Date/Time: Oct. 18. 2007 / 5:00PM ET

CORPORATE PARTICIPANTS

 Rick Black
 Luby's, Inc. - Director of Investor Relations

 Chris Pappas
 Luby's, Inc. - President and CEO

 Scott Gray
 Luby's, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Will Hamilton
 Smh Capital - Analyst

 Chris Terry
 Capital Management - Analyst

 Abas Muslemi
 Thomas Weisel - Analyst

 PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the fourth quarter 2007 Luby's, Inc. earnings conference call. My name is Melanie, and I will be your coordinator for today. (OPERATOR INSTRUCTIONS.)

I would now like to turn the call over to Mr. Rick Black, Director of Investor Relations. Please proceed, sir.

 Rick Black - Luby's, Inc. - Director of Investor Relations

 Thank you, Melanie. And welcome, everyone, to Luby's fourth quarter conference call. Please be aware the replay will be available of this call through October 25th and the number for that call is in our press release. The call is also being webcast on our website and will remain up there.

Before we continue, I would like to remind you that the statements made in the discussion, during the question and answer session, and the prepared remarks regarding Luby's future financial and operating results, plans for expansion of the Company's business, and other statements that are not statements of historical fact are considered forward-looking statements, and actual results may differ materially from those projected.

Additional information related to the factors that could cause actual results to differ materially from those projected are contained in publicly available documents that the Company has previously filed with the SEC, including prior 10-Ks and 10-Qs.

I would now like to turn the call over to Luby's President and CEO, Chris Pappas. Chris.

Chris Pappas - Luby's, Inc. - President and CEO

 Thank you, and welcome to our fourth quarter conference call. During my opening remarks, I will first review highlights from our fourth quarter and fiscal year. I'll then turn the call over to Scott Gray, our CFO, who will go into more detail about our results. I will then discuss our growth strategy of investing in existing units, growing our culinary contract service business, and building new units, before opening the call to your questions.

In the fourth quarter income from operations increased 6.8% compared to the same quarter last year, despite a 2% decline in same-store sales. Our team's ability to hold margins during sales declines shows the strength of our systems, and our people. As we all have seen, fiscal 2007 was a difficult year in the family and casual dining restaurant sectors, primarily because of decreased traffic. We are seeing continued pressure on customer traffic, primarily due to higher gasoline prices and increased pressure on discretionary income. However, for the fiscal year we were able to increase our store level profit margin by 10 basis points to 17.4%, while restaurant sales declined over $6 million.

Luby's has come a long way in the past six years, and fiscal 2007 was an important year as we began a new growth phase in our business. With the opening of our new prototype restaurant, Luby's has repositioned itself to the market and created a foundation for sustainable and long-term growth. More than just a new restaurant box, the new prototype improves our brand to compete in today's competitive restaurant environment.

Here at Luby's we're all excited about our plans to build and operate new Luby's cafeteria style restaurants in the growing areas of our existing markets and expand to new selected growth markets. In addition to new stores, we'll continue to update our existing locations to further enhance the dining experience of our guests and remain competitive in the marketplace.

During the fourth quarter we continued our capital investment of upgrading existing stores and maintain our operational discipline. Our restaurant management team remains focused on ensuring execution of Luby's standards of food quality, service, and profitability. We believe that investing in our restaurant fleet will help improve our offerings to our customers and make Luby's more competitive in all our markets.

As we've stated in the past, our stores are on average 20 years old. As you know, from time to time you have to go in and update, refresh, and replace things. In our case, there are no new stores because the most recently opened new store in operation was constructed over seven years ago. So, clearly, there are a number of opportunities in this area.

Now that we have the new prototype in operation we are getting real positive feedback from customers, and we are able to identify some of the elements that we want to retrofit across the existing stores. For example, as I've said before, our bathrooms were being upgraded, as well as our dining rooms. And in regard to our dining room we're installing a lot of booths, which are very popular in casual dining into our upgrades that match the booths that we have in the new store.

We also plan to use some video that we've used in the new store. It's a video menu board that is featured in the middle of our stationary menu board at the new unit, and we believe that we can apply this to our other stores. We download the message from our Corporate Office so we're able to send this message down to these menus remotely. We believe these improvements will contribute to better unit level performance in the time to come.

Our Board and management team have taken a series of actions to improve Luby's operational and financial performance. Since 2001 we've returned Luby's to profitability, we've eliminated more than $120 million of debt, and we've experienced sales growth through improvements in the overall product offering and better store level execution.

I am confident that the actions we've taken, and will continue to take, will ensure that Luby's is solidly positioned when market conditions improve. We remain focused on executing on our stated strategy and driving shareholder value.

I'd just like to take this opportunity to thank our hardworking and dedicated employees and management team, all of whom have been focused on maintaining our margins and executing at the highest level throughout our system. It's because of their collective efforts that we've been successful in turning Luby's around and putting the Company back on track.

That said, we have our work cut out for us, and we remain committed to continuing the important progress we've made. I'm confident that this team, with the full support of our Board, will achieve our goal of sustainable and profitable growth and creating value for all of our shareholders.

With that, I'd now like to turn the call over to our CFO, Scott Gray -- Scott, please review our financial results for the quarter and the year. Scott.

 Scott Gray - Luby's, Inc. - CFO

 Thank you, Chris. Good afternoon, everyone.

Before I get started, I'd like to point out that in an income statement in today's press release that we have broken out a separate line for our new culinary contract services business, the top line, which represents our culinary service sales. Again, this is where we work to provide service for healthcare and other institutions, and in some cases where we help design and develop the kitchen and the dining facility.

We've also broken out on the income statement the cost of culinary contract services. This is in order to separate the food, labor, and operating costs of this business from our restaurants. Depreciation and G&A costs for culinary contract services remain in those respective lines.

Additionally, the store level profit percentage table, on page 5 of our press release, now reflects cost of food, payroll related costs and other operating expenses as a percentage of restaurant sales. G&A costs are calculated, of course, as a percentage of total sales, including the other item we've included there, income from operations.

I will begin with the fourth quarter, and then move on to the fiscal year results. Total sales in the fourth quarter were $98.3 million, a decrease of 1% compared to $99.1 million in the fourth quarter of last year. Same-store sales declined $1.9 million or 2% due to declines in guest traffic, partially offset by higher menu prices and favorable menu mix. The decline in total sales was partially offset by our new culinary contract services.

Net income from continuing operations in the fourth quarter was $3.3 million or $0.12 per diluted share compared to the fourth quarter last year of $7.6 million or $0.28 per diluted share, which included a $2.1 net income tax benefit, a million -- $2.1 million net income tax benefit, and a $1.1 million pretax expense benefit reported in our other operating expenses from an insurance recovery, or taken together $0.11 per diluted share.

Income from operations increased to $5.3 million in the fourth quarter compared to $4.9 million last year.

Store level profit, which is provided in the table on page 5, decreased in the fourth quarter to 17.5% compared to 18.6% in the same quarter last year. This metric, which is sales less -- restaurant sales less food, payroll, and other operating expenses is included in the percentage table on the fifth page, as I have mentioned before. The decrease in store level profits was the result of lower restaurant sales, higher cost of food, and the fact that there was $1.1 million in expense benefit reported in other operating expenses in the same quarter last year, in which case in 2007 we do not have that benefit. So excluding the benefit from the insurance recovery in the fourth quarter results for 2006, we were consistent with last year.

Food costs in the fourth quarter as a percentage of restaurant sales was 27.1%, an increase of 1 percentage point compared to last year. The increase was due to higher commodity prices for beef, seafood, chicken, and oils. The Company continues to manage food costs by offering menu items and combination meals with favorable cost structures. We expect our food as a percentage of restaurant sales to trend higher in fiscal 2008 due to higher commodity cost trends, partially offset by new menu items and price increases.

Payroll related costs in the fourth quarter were 34.5% of restaurant sales, an increase of 0.4% compared to last year. This increase in payroll related costs was due primarily to reduced restaurant sales, offset by a continued focus on labor productivity. Going forward we expect our labor costs as a percentage of sales to trend higher in fiscal 2008 due to the existing store sales trends I mentioned before and minimum wage increases.

Other operating expenses in the fourth quarter were 20.9% of restaurant sales, a decrease of 0.3% compared to last year. The decrease was due to lower utility and advertising costs. We expect our operating expense dollars to be relatively flat to higher due to new lease expense in fiscal '08.

General and administrative expenses in the fourth quarter were 6.6% of total sales, a decrease of 0.7% compared to last year, due to lower bonus expense and professional consulting fees, partially offset by higher salaries. Going forward we expect our general and administrative expenses to trend higher during the year due to our expanding infrastructure for the achievement of our new growth plan.

Moving on to the balance sheet, we ended the quarter with $26.1 million in cash and short-term investments compared to $9.7 million at fiscal year end 2006. On the statement of cash flows, cash flows from operations were $33.6 million for fiscal 2007 compared to $25.6 million for fiscal 2006.

Also on the balance sheet, you notice that we still have a caption for property held for sale, we currently have one remaining owned property and three ground lease properties remaining for sale.

In fiscal 2007 capital expenditures were $19.5 million compared to $15.9 million in capital expenditures last year. Going forward in fiscal 2008 the Company expects to spend approximately $35 million to $40 million. This capital will be spent on recurring capital expenditures in our existing stores of approximately $6 to $7 million, new unit development costs related to real estate of $4 million to $5 million, construction and equipment cost for new units of approximately $15 million to $17 million, as well as store upgrades and technology costs into our existing units of approximately $10 million to $11 million. The range deltas for these costs may vary due to the availability and, or the mix of purchased and lease properties, possible capital contributions of culinary contract service engagements, or rate of expansion.

Now, moving on to the fiscal year results, in fiscal year 2007 total sales were $320.4 million compared to $324.6 million in 2006. Income from operations increased in fiscal '07 to $16.3 million compared to $15.9 million last year.

The large delta in the net EPS from 2006 to 2007 was primarily the tax line. In 2006 we did not pay -- effectively recognize tax due to the release of our valuation allowance, which resulted in an income tax benefit of $4.5 million in 2006 compared to a provision for income taxes of $6.2 million in 2007.

Store level profit increased to 17.4% in fiscal 2007 compared to 17.3% in fiscal 2006, and that was while same-store sales were down 1.5 for the fiscal year compared to an increase last year of 4.6% in same-store sales.

Going forward we expect the recent trend in restaurant sales to continue in our existing units during fiscal 2008, however, it is too soon to quantify the extent for the fiscal year. Also included in net sales is going to be our culinary contract services, which we expect to improve over our current rate in the fourth quarter, as we announce new agreements. We continue to meet with potential clients, and our goal is to grow this business at a disciplined pace and to be opportunistic while selective in selecting the businesses and institutions that we partner with.

We are reaffirming our plans to build 4 to 6 stores in 2008, and 45 to 50 stores over the next five years. This guidance is based on a number of assumptions and may be impacted by any of the risk factors discussed in the Company's SEC filings, including availability of new properties, unusual weather, possible building supply or personal shortages, and other factors.

We have a number of new locations in various stages of development, and expect our new store openings to begin in the latter half of fiscal 2008. We expect to have greater visibility on the opening dates after the first half of the fiscal year.

To summarize 2007, total sales for fiscal 2007 declined $4.3 million or 1.3%, and income before taxes and discontinued operations increased approximately $1 million or 5.9%. During the fiscal year we announced our five-year growth plan to build 45 to 50 stores. We executed a new five-year credit agreement that provides a $50 million revolving line of credit, and we began opening new restaurants and culinary contracts.

We are all excited about the plans to build and operate new restaurants, and in addition we will continue to update our existing locations to further enhance the dining experience of our guests while dining at Luby's. Both our customers are excited about the new unit, as well as our employees. It's an exciting time for the Company.

And now, I will turn it over -- back over to Chris.

Chris Pappas - Luby's, Inc. - President and CEO

Thanks, Scott.

I'd like to take this opportunity to discuss each of the key elements of our growth strategy: investing in our existing units, growing our culinary contract services businesses, and building new units.

But before, let me just quickly tell you how we got here. Luby's is 60 years old. Harris and I go back with Luby's to when Harris worked for Luby's in the early '70s in their management training program. In the early '70s and into the '80s, Luby's was the place to eat. There weren't a lot of other choices except for fast food at that time. Then along came the casual dining sector and a lot more choices were out there and the customers' tastes changed quite dramatically.

Up until about 2001 the Luby's business plan, their food, their marketing, their technology, their building design didn't change much. To many of its customers, Luby's had lost its way. Furthermore, there was a sentiment in the marketplace that cafeterias were dead. Harris and I refused to believe that. Harris and I think of ourselves as visionaries in the restaurant business. We've been fortunate to be able to see not what something is today but what it could be in the future with the right leadership, creativity and changes made to the concept.

When we joined Luby's six years ago we saw a lot of opportunities for improvement to the Luby's experience. We believe that Luby's concept appealed to many demographics, and had a wide variety of quality food offerings made from scratch. We also believed Luby's could capitalize on many of the trends that are important to people today.

For instance, there is news almost nightly regarding the importance of eating healthy. The Luby's menu offers lots of fresh vegetables and other healthy offerings at a time when most Americans are struggling with obesity. America's largest demographic, the Baby Boomers, are getting older and they are looking for healthier dining options, too.

Second, time stretched working people and families with children are looking for quick, casual dining that Luby's offers. We can give them a home cooked meal away from home.

Third, Luby's operates with a convenient cafeteria concept and has value pricing which, in our opinion, was right in the middle of the fareway in the restaurant landscape. A number of similar concepts struggled and some are no longer with us today, but we believe Luby's has proven its relevance through the performance over the last several years.

Over the last six years we've repositioned Luby's in nearly every area of how it does its business. Without building any new stores in over seven years we were able to refine our operations, enhance our product offerings, pay-off our debt, grow our sales, and return the Company to profitability. We've invested significantly in the infrastructure of Luby's and will continue to. We upgraded the technology in the store, we replaced and upgraded kitchen equipment and are continuing to do so. We improved the facilities services piece of our business to help support those facilities, and we put structured systems in place to improve efficiencies in our product purchasing, this is just to name a few of the things that have been done.

And perhaps the most significant investment Luby's has made has been in recruiting, training, teaching, and supporting our talented and dedicated employees to become the best of the best. Today I strongly believe that Luby's has the right structure, the right resources, the right prototype, and the right plan in place to achieve sustainable and profitable growth and create shareholder value.

We are now focused on the next stage of Luby's turnaround by building new units and growing the Company. Since Harris and I arrived at Luby's, our goal was to put things in order, put the ship in order, get it running well, and then build new units. Our new prototype contains the key elements that have proven successful for Luby's, which is great food made from scratch, offering a wide variety of entrees, vegetables, salads, and desserts served in a convenient delivery system and at a price point below the average casual dining restaurant. And we're not fast food in a paper bag that you eat in your car and don't plan to be.

There are added improvements to the new store is the physical layout of the restaurant. We've got new features, we've got an added ambience and energy inside and outside the building. Added to all this will be locations that we choose with improved demographics and visibility and accessiblity to the growing markets that we see around the country.

We're really excited about this new concept, and the new store is performing very well, and we've received very positive feedback from our guests. As you know, in August we opened our new prototype in Cypress, Texas, and while it's still early initial results have been very good. The new restaurant is outperforming the system average and is on pace to generate annual volume in excess of $3.25 million, an increase of 30% compared to the system average unit volume of $2.5 million.

The prototype has a fresh new look and feel from the architecture to the atmosphere, which we believe repositions our brand to compete more directly with casual dining restaurants. I encourage you all to go visit the store. And for those who can't make it there, you can get a peek of the restaurant on our website at lubys.com, and take a look at some of the great photos of what the store looks like outside and in.

On any new prototype, of course, there are modifications that you recognize need to be done once you've opened the first one for business, and we will be incorporating these enhancements into the stores as we go forward. It's taken a tremendous amount of work by the entire Luby's team to improve our operations, offerings, and brand to get us to where we are today. And they all deserve a lot of credit for the hard work and dedication. Now, in the early stages of our growth plan, the support of our entire team is critical to driving our future success.

We have also seen another real opportunity for growth in the healthcare sector, which we believe is a natural extension of our skill sets here at Luby's and an opportunity to extend our brand beyond. In our culinary contract services businesses we provide food service for healthcare facilities. This business continues to gain traction, and we've grown from one account in the beginning of 2007 to now eight accounts at yearend. These accounts consist of six contracts with long-term acute care facilities, which tend to be smaller facilities, and two accounts at larger facilities, which include Baylor College of Medicine and a Houston area hospital where we're renovating their retail cafeteria.

Culinary contract service is a relatively new business for Luby's, and we're taking a steady, long-term approach to growing in this area. We believe these are natural extensions of the Luby brand and are very excited about the opportunities it presents for the Company.

Before I open up the call to your questions, I'd just like to say that our Board and management team is committed to enhancing the value for all Luby's shareholders. Our Board believes that the continued execution of the Company's focused strategic plan is in the best interests of the Company and all shareholders and provides the greatest opportunity to create shareholder value.

We will continue to invest in our existing restaurants, grow Luby's footprint using the recently introduced new prototype, with a target of building 45 to 50 new restaurants over the next five years, and we will expand our culinary services, as well.

Lastly, let me just say that no one has more at stake here at Luby's in time and effort and investment than Harris and I. With that, I'll now be happy to answer your questions. Operator?

QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS.)

And our first question comes from the line of Will Hamilton with SMH Capital. Go ahead.

 Will Hamilton - SMH Capital - Analyst

Good afternoon, guys.

 Chris Pappas - Luby's, Inc. - President and CEO

Good afternoon, Will.

 Scott Gray - Luby's, Inc. - CFO

Hey, Will, how are you?

 Will Hamilton - SMH Capital - Analyst

Good, good. Scott, first, I was just wondering if you could talk on the tax rate in the quarter?

 Scott Gray - Luby's, Inc. - CFO

Yes, basically, the tax rate effectively for the year is 35.8%. For the quarter there was an item that related to some nondeductible stock based compensation expenses that resulted in our effective rate for the quarter of 44.4%.

 Will Hamilton - SMH Capital - Analyst

Okay, but -- and going forward you think it's going to be around 33%, 34%, or --?

 Scott Gray - Luby's, Inc. - CFO

I think that'll it be more like 35% going forward. We have included in that line -- a provision for the new Texas State net margin tax, and so we think it'll be closer to 35%.

 Will Hamilton - SMH Capital - Analyst

Okay. Chris, I was wondering if you could give a little bit more color on same-store sales as they progress through the quarter and maybe more currently, as well? The weather certainly got a lot better towards the end of the quarter and is better right now versus   June and July and August, so I was wondering if you could talk about that?

 Scott Gray - Luby's, Inc. - CFO

 Will, this is Scott. In terms of our sales, as I mentioned, we kind of expect the recent trend to kind of continue in the near term.

 Will Hamilton - SMH Capital - Analyst

 Okay. You mentioned that some of it should be offset by pricing, or can you give us any sense of how much pricing you're taking, whether you think you still have some additional pricing to offset the food and labor costs that you're seeing?

Scott Gray - Luby's, Inc. - CFO

I think what we will typically do is as we introduce new product throughout the year, those will be the times we'll consider it, or if we have a change in commodity cost. We're going to try and be flexible and maintain that and continue to manage it the best we can.

Will Hamilton - SMH Capital - Analyst

 Okay. And you update that quarterly?

Chris Pappas - Luby's, Inc. - President and CEO

 We should see the -- quarterly we introduced some new items, and then in July you're going to see a minimum wage increase that all operators will probably have to experience a little cost increase, and so that -- you'll probably be seeing some increases on a number of menus across the board and around the country.

 Scott Gray - Luby's, Inc. - CFO

 Yes, we're -- on our pricing we are -- have some value initiatives in certain areas of the Company we're testing right now. That's all I'll comment on at the time.

 Will Hamilton - SMH Capital - Analyst

 So there's no --

 Scott Gray - Luby's, Inc. - CFO

 -- I hope that answers your question?

 Will Hamilton - SMH Capital - Analyst

 So there's no strategy changes right now in regards to menu, pricing, advertising in terms of trying to turn the same-store sales--?

Scott Gray - Luby's, Inc. - CFO

Our whole operation -- all of management and operation are keenly focused on improving our sales and traffic through a focus on our execution and Luby's standards, and we'll continue to be mindful of our costs and where we see opportunity for pricing we will take those steps.

 Will Hamilton - SMH Capital - Analyst

 Okay. I was wondering if you could also provide just a little bit more color on the opening schedule? You mentioned that you see most of it being in the latter half, the 4 to 6; is that right?

 Scott Gray - Luby's, Inc. - CFO

 That's right. And we've got -- that's when our dates are scheduled. I think that as we move through the first half of the year we'll have a better picture of that, but --

 Will Hamilton - SMH Capital - Analyst

 Does that include Port Arthur, location?

Scott Gray - Luby's, Inc. - CFO

That would include Port Arthur.

Will Hamilton - SMH Capital - Analyst

Okay. Any reasoning for a little bit more of the backend loaded schedule?

Scott Gray - Luby's, Inc. - CFO

I think really it has to do with us being certain that we're going to hit those opening dates, so I think that at the current time, that's what we feel is best, that where it's going to fall is in the second half. Included in some of the openings that we will be doing will be a relocation unit in Houston that will have some benefit to our same-store sales. The location is going to be a great location for us, a showcase location. But from a new store standpoint the later half is when those will come online.

Will Hamilton - SMH Capital - Analyst

Okay. Then, finally, I was just wondering if I could get a little bit more color on the culinary service business? What type of contracts are you signing here? Are these fixed costs, or I mean fixed price or cost plus?

 Scott Gray - Luby's, Inc. - CFO

What we have is we'll have a combination of types of contracts, either a P&L arrangement or it will be a fee with reimbursement, actually we have both. But most of our contracts currently are fee based. As far as going forward, I think if you look at our quarterly results, that's where we stand, as I mentioned on the culinary I think you just take -- our fourth quarter as our run rate for '08 until we start announcing some of the other deals we've got cooking, so.

 Will Hamilton - SMH Capital - Analyst

 So the run rate, the revenue and the costs, you're saying?

 Scott Gray - Luby's, Inc. - CFO

 Yes.

 Will Hamilton - SMH Capital - Analyst

 Okay. Thanks.

Operator

 Our next question comes from the line of [Chris Terry] with Capital Management. Go ahead.

 Chris Terry - Capital Management - Analyst

 Hey, guys, thanks. Chris, I missed some of the earlier commentary on the new video menu board. I was curious is that something that's going in the new store only or is it something that you're going to retrofit into the older location?

 Chris Pappas - Luby's, Inc. - President and CEO

 We think it's something we can start putting into the older stores, as well. Have you had a chance to see it?

 Chris Terry - Capital Management - Analyst

 No. Well, I -- we have -- we've seen it before in another chain, and it's a pretty cool technology.

Chris Pappas - Luby's, Inc. - President and CEO

We can -- thank you -- it's about a 30-inch screen mixed in with our, rest of our stationary menu, and we can download this thing from the office --

Chris Terry - Capital Management - Analyst

Uh-huh.

Chris Pappas - Luby's, Inc. - President and CEO

-- with new material. So we plan to start putting some of those in the stores. We'll see how they go, and then if we like it we'll ramp that up, as well.

Chris Terry - Capital Management - Analyst

Great. A little bit more on that -- over time, you know, what type of savings, either margin improvements from having, being able to more efficiently, you know, price the menu, or overall margin savings on the lettering and stuff that goes on the menus, the print, what type of savings could you see over time?

Chris Pappas - Luby's, Inc. - President and CEO

Well, we're going to do both. We're going to have both up there. We're going to use this more as a -- to kind of whet their appetite on specials that we're running, maybe in the evening, to up sell the guest beyond. It's kind of like a special, if we can use it as a special of the day type of function. We're just getting into the technology and our ability to change it and see how readily we can change it to, you know, things that we serve maybe just in the evening and things that we might want to just feature at lunchtime.

Chris Terry - Capital Management - Analyst

 Okay.

 Chris Pappas - Luby's, Inc. - President and CEO

 So we're just getting into it.

 Chris Terry - Capital Management - Analyst

 So you would still, you know, in the near term?

 Chris Pappas - Luby's, Inc. - President and CEO

 Yes, we still -- you still need the stationary boards, as well, and this is an additive to it. And I think that's the way you're seeing a lot of people use it today.

 Chris Terry - Capital Management - Analyst

 Okay, got you. Okay. That's -- my other questions have been answered. Thanks.

Operator

 Our next question comes from the line of [Abas Muslemi] with Thomas Weisel. Go ahead.

 Abas Muslemi - Thomas Weisel - Analyst

 Hi, good afternoon, guys. My question was on the commodity cost side, do you expect these cost, specials to ease over the next year or so, or do you expect them to continue at the current rate?

 Scott Gray - Luby's, Inc. - CFO

 Currently we think that the commodity cost trends will continue with the pressure on corn and how that basically affects the proteins and the other products.

 Abas Muslemi - Thomas Weisel - Analyst

 Uh-huh. And my next question was on the CapEx side, what sort of CapEx investment are you guys expecting?

Chris Pappas - Luby's, Inc. - President and CEO

 Probably be about building and equipment, probably about $2.8, in that range, with building and equipment on leased property.

 Abas Muslemi - Thomas Weisel - Analyst

 Sure. Thank you. That's all I had.

Operator

Ladies and gentlemen, that does conclude our question and answer session. I would like to turn the call back over to Mr. Pappas for any closing remarks. Please proceed, sir.

Chris Pappas - Luby's, Inc. - President and CEO

Thank you, and we enjoyed having you all with us today, and look forward to visiting with you again on our next quarterly call. Thank you.

Operator

Ladies and gentlemen, that does conclude today's presentation. Thank you for your participation in the conference. Have a wonderful day.

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Additional Information

While Luby's does not believe that this communication constitutes solicitation material in respect of its solicitation of proxies in connection with its 2008 Annual Meeting of Shareholders, under the rules of the SEC this communication may be deemed to be a solicitation by the Company. The Company will be filing a proxy statement concerning the solicitation of proxies by the board of directors in connection with the election of directors and other issues to be decided at the 2008 Annual Meeting of Shareholders. As required by the Securities and Exchange Commission ("SEC"), you are urged to read the proxy statement when it becomes available because it will contain important information. After it is filed with the SEC, you will be able to obtain the proxy statement free of charge at the SEC’s website (www.sec.gov). A proxy statement also will be made available for free to any shareholder of the Company who makes a request to the Corporate Secretary, at (713) 329-6800 or 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

Luby's and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting of Shareholders. Information regarding these persons will be included in the proxy statement concerning the solicitation of proxies by the board of directors in connection with the election of directors and other issues to be decided at the 2008 Annual Meeting of Shareholders. In addition, Luby's files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or from Luby's at www.lubys.com.